The Clorox Company

Supplemental Unaudited Condensed Information – Volume Growth

Reportable Segments	% Change vs. Prior Year									Major Drivers of Change
	FY17					FY18
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	FYTD
Cleaning	13%	10%	13%	4%	10%	5%	2%	4%	4%

Q3 increase driven primarily by higher shipments in Home Care, reflecting broad-based strength of Clorox® disinfecting wipes and the launch of new Scentiva ® branded products; as well as higher shipments in Professional Products. (Excluding the impact of Aplicare divestiture, Professional Products delivered double-digit volume increase primarily from cleaning products behind product innovation and e-commerce growth).

Household	6%	11%	9%	5%	8%	7%	0%	3%	3%

Q3 increase driven primarily by higher shipments in Cat Litter, reflecting broad-based business strength supported by Fresh Step® Clean Paws innovation; partially offset by lower shipments in Charcoal largely due to consistently poor weather during all three months in the quarter.

Lifestyle	1%	5%	-1%	-1%	1%	2%	3%	0%	2%

Q3 flat in volume primarily reflected higher shipments in Natural Personal Care behind continued strength of lip care and face care products supported by innovation, and higher shipments in Food behind Hidden Valley® bottled dressings due to increased merchandising support; partially offset by lower shipments in Water Filtration due to a timing shift in merchandising activity.

International	4%	2%	-2%	1%	1%	-2%	0%	3%	0%	Q3 increase driven primarily by higher shipments in Canada.
Total Company	8%	8%	7%	3%	6%	4%	1%	3%	3%

Supplemental Unaudited Condensed Information – Sales Growth

Reportable Segments	% Change vs. Prior Year									Major Drivers of Change
	FY17					FY18
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	FYTD
Cleaning	7%	3%	7%	2%	5%	5%	1%	3%	3%	Q3 variance between volume and sales driven primarily by unfavorable mix and higher trade promotion spending, partially offset by the benefit of price increases.
Household	3%	12%	4%	4%	5%	5%	-3%	1%	1%	Q3 variance between volume and sales driven primarily by price decrease in a portion of the Glad® trash portfolio, unfavorable mix and higher trade promotion spending.
Lifestyle	2%	4%	-3%	2%	1%	4%	3%	2%	3%	Q3 variance between volume and sales driven primarily by lower trade promotion spending.
International	0%	-2%	3%	5%	1%	1%	4%	4%	3%	Q3 variance between volume and sales driven primarily by the benefit of price increases, partially offset by the unfavorable mix and unfavorable foreign currency exchange rates.
Total Company	4%	5%	4%	3%	4%	4%	1%	3%	2%

The Clorox Company

Supplemental Unaudited Condensed Information – Gross Margin Drivers

The table below provides details on the drivers of gross margin change versus the prior year.

	Gross Margin Change vs. Prior Year (basis points)
Driver	FY17					FY18
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
Cost Savings	+140	+140	+150	+150	+150	+160	+170	+140
Price Changes	+70	+70	+60	+50	+60	+40	+30	+50
Market Movement (commodities)	+90	+10	-70	-90	-20	-90	-110	-160
Manufacturing & Logistics	-220	-210	-130	-130	-170	-80	-240	-220
All other (1)	-140	0	-140	+50	-60	+20	-20	+70
Change vs prior year	-60	+10	-130	+30	-40	+50	-170	-120
Gross Margin (%)	44.4%	44.7%	44.0%	45.7%	44.7%	44.9%	43.0%	42.8%

(1)	In Q1 of fiscal year 2017, “All other” includes about -60bps of unfavorable mix and -50bps of unfavorable foreign exchange impact.
In Q3 of fiscal year 2017, “All other” includes about -100bps of unfavorable mix (negative mix in charcoal business and strong sales in club channel across multiple businesses) and -60bps of higher trade promotion spending.

The Clorox Company

Supplemental Unaudited Condensed Information – Balance Sheet
As of March 31, 2018

Working Capital Update

Dollars in Millions and percentages based on rounded numbers

	Q3		Change	Q3		Change
	FY 2018 ($ millions)	FY 2017 ($ millions)		Days (4) FY 2018	Days (4) FY 2017
Receivables, net	$595	$568	$27	34	33	1
Inventories, net	$508	$510	($2)	52	55	-3
Accounts payable and Accrued Liabilities	$947	$948	($1)
Total WC (1)	$252	$224	$28
Total WC % net sales (2)	4.2%	3.8%
Average WC (1)	$279	$241	$38
Average WC % net sales (3)	4.6%	4.1%

(1)

Working capital (WC) is defined in this context as current assets minus current liabilities excluding cash and short-term debt, based on end of period balances. Average working capital represents a two-point average of working capital.

(2)	Represents working capital at the end of the period divided by (net sales for current quarter x 4).
(3)	Represents a two-point average of working capital divided by (net sales for current quarter x 4).
(4)	Days calculations based on a two-point average.

Supplemental Unaudited Condensed Information – Cash Flow
For the quarter ended March 31, 2018

Capital expenditures for the third quarter were $37 million versus $44 million in the year-ago quarter.

Depreciation and amortization expense for the third quarter was $40 million versus $39 million in the year-ago quarter.

Net cash provided by continuing operations in the third quarter was $252 million, or 16.6% of net sales.

The Clorox Company

Supplemental Unaudited Condensed Information – Free Cash Flow

Fiscal Year-To-Date Free Cash Flow Reconciliation

Dollars in Millions and percentages based on rounded numbers

	Q3 Fiscal YTD 2018	Q3 Fiscal YTD 2017
Net cash provided by continuing operations – GAAP	$574	$483
Less: Capital expenditures	$126	$161
Free cash flow – non-GAAP (1)	$448	$322
Free cash flow as a percentage of net sales – non-GAAP (1)	10.1%	7.4%
Net sales	$4,433	$4,326

(1)	In accordance with the SEC's Regulation G, this schedule provides the definition of certain non-GAAP measures and the reconciliation to the most closely related GAAP measure. Management uses free cash flow and free cash flow as a percentage of net sales to help assess the cash generation ability of the business and funds available for investing activities, such as acquisitions, investing in the business to drive growth, and financing activities, including debt payments, dividend payments and share repurchases. Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures. In addition, free cash flow may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.

The Clorox Company

Supplemental Unaudited Reconciliation of Earnings From Continuing Operations Before Income Taxes to EBIT(1)(3) and EBITDA (2)(3)

Dollars in millions and percentages based on rounded numbers

	FY 2017					FY 2018

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	9/30/16	12/31/16	3/31/17	6/30/17	6/30/17	9/30/17	12/31/17	3/31/18
Earnings from continuing operations before income taxes	$264	$227	$247	$295	$1,033	$279	$227	$242
Interest income	-$1	-$1	-$1	-$1	-$4	-$1	-$2	-$1
Interest expense	$22	$22	$22	$22	$88	$21	$20	$20
EBIT (1)(3)	$285	$248	$268	$316	$1,117	$299	$245	$261
EBIT margin (1)(3)	19.8%	17.6%	18.1%	19.2%	18.7%	19.9%	17.3%	17.2%
Depreciation and amortization	$41	$41	$39	$42	$163	$40	$41	$40
EBITDA (2)(3)	$326	$289	$307	$358	$1,280	$339	$286	$301
EBITDA margin (2)(3)	22.6%	20.6%	20.8%	21.7%	21.4%	22.6%	20.2%	19.8%
Net sales	$1,443	$1,406	$1,477	$1,647	$5,973	$1,500	$1,416	$1,517

Total debt (4)	$2,407	$2,549	$2,440	$2,195	$2,195	$2,200	$2,283	$2,855
Debt to EBITDA (3)(5)	2.0	2.1	2.0	1.7	1.7	1.7	1.8	2.2

(1)

EBIT (a non-GAAP measure) represents earnings from continuing operations before income taxes (a GAAP measure), excluding interest income and interest expense, as reported above. EBIT margin is the ratio of EBIT to net sales.

(2)

EBITDA (a non-GAAP measure) represents earnings from continuing operations before income taxes (a GAAP measure), excluding interest income, interest expense, depreciation and amortization, as reported above. EBITDA margin is the ratio of EBITDA to net sales.

(3)

In accordance with the SEC's Regulation G, this schedule provides the definition of certain non-GAAP measures and the reconciliation to the most closely related GAAP measure. Management believes the presentation of EBIT, EBIT margin, EBITDA, EBITDA margin and debt to EBITDA provides useful additional information to investors about trends in the company's operations and are useful for period-over-period comparisons.

(4)

Total debt represents the sum of notes and loans payable, current maturities of long-term debt and long-term debt. Current maturities of long-term debt and long-term debt are carried at face value net of unamortized discounts, premiums and debt issuance costs.

(5)	Debt to EBITDA (a non-GAAP measure) represents total debt divided by EBITDA for the trailing four quarters.